                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ____)

          Filed by the Registrant [X]

          Filed by a Party other than the Registrant [_]

          Check the appropriate box:

          [_]   Preliminary Proxy Statement           [_]  Confidential, For Use
                                                           of the Commission
                                                           Only (as permitted by
                                                           Rule 14a-6(e)(2))

          [X]   Definitive Proxy Statement

          [_]   Definitive Additional Materials

          [_]   Soliciting Material Under Rule 14a-12

                       TRUMP HOTELS & CASINO RESORTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):



          [X]   No Fee Required.

          [_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
and 0-11.

          (1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
          (2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
          (4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
          (5)   Total fee paid:

--------------------------------------------------------------------------------
          [_]   Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
          [_]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)   Amount previously paid:

--------------------------------------------------------------------------------
          (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
          (3)   Filing Party:

--------------------------------------------------------------------------------
          (4)   Date Filed:

--------------------------------------------------------------------------------

                       TRUMP HOTELS & CASINO RESORTS, INC.

                        1000 Boardwalk at Virginia Avenue
                         Atlantic City, New Jersey 08401

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                      WEDNESDAY, JUNE 12, 2002 AT 2:00 P.M.
                        AT TRUMP TAJ MAHAL CASINO RESORT

                                   ----------


Dear Stockholder:

         You are hereby cordially invited to attend the Annual Meeting of Stockholders of TRUMP HOTELS & CASINO RESORTS, INC. (the "Company") which will be held on Wednesday, June 12, 2002, at 2:00 p.m., local time, at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey (the "Annual Meeting").

          The enclosed Notice and Proxy Statement contain details concerning the business to come before the Annual Meeting. Please review this information carefully. Please note that the Board of Directors of the Company recommends a vote "FOR" each proposal listed in the Notice and Proxy Statement. Even if you do not expect to attend the Annual Meeting, you are kindly requested to sign and return your proxy card (the "Proxy Card") in the enclosed, postage-prepaid envelope at your earliest convenience to ensure that your shares will be duly represented and voted at the Annual Meeting.

         Thank you for your continued support of the Company.


                                        By Order of the Board of Directors,



                                        /s/ DONALD J. TRUMP
                                        -------------------
                                        Donald J. Trump
                                         Chairman of the Board of Directors,
                                         President and Chief Executive Officer


New York, New York
April 26, 2002

                       TRUMP HOTELS & CASINO RESORTS, INC.

                        1000 Boardwalk at Virginia Avenue
                         Atlantic City, New Jersey 08401

                                  ____________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, JUNE 12, 2002

                                  ____________

TO THE STOCKHOLDERS OF TRUMP HOTELS & CASINO RESORTS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRUMP HOTELS & CASINO RESORTS, INC. (the "Company") will be held on Wednesday, June 12, 2002, commencing at 2:00 p.m., local time, at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey (the "Annual Meeting"), for the following purposes:

         1. To elect five (5) members to the Company's board of directors (the "Board of Directors") for a term of one (1) year or until each director's successor is elected and qualifies; and

         2. To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 17, 2002 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). The transfer books of the Company will remain open following the Record Date.

         All Stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are kindly requested to complete, sign and date and promptly return the enclosed proxy card (the "Proxy Card"). A return envelope which requires no postage if mailed within the United States has been enclosed for your convenience. Stockholders who execute Proxy Cards retain the right to revoke them at any time prior to the voting thereof at the Annual Meeting by one of the following methods: (i) by filing written notice of such revocation, (ii) by submitting a duly executed Proxy Card bearing a later date or (iii) by voting in person at the Annual Meeting. Please note that attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of the undersigned Executive Officer of the Company at the address above.

         Your vote is important! Thank you for your participation and support of the Company.


                                            By Order of the Board of Directors,

                                            /S/ ROBERT M. PICKUS
                                            --------------------
                                            Robert M. Pickus
                                            Executive Vice President, Secretary
                                            and General Counsel

Atlantic City, New Jersey
April 26, 2002

                       TRUMP HOTELS & CASINO RESORTS, INC.

                                 1000 Boardwalk
                         Atlantic City, New Jersey 08401
                            ________________________

                                 PROXY STATEMENT
                            ________________________

                         Annual Meeting of Stockholders
                      To Be Held at 2:00 p.m., Local Time,
                           On Wednesday, June 12, 2002
                      At the Trump Taj Mahal Casino Resort
                       1000 Boardwalk at Virginia Avenue,
                            Atlantic City, New Jersey

     This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of TRUMP HOTELS & CASINO RESORTS, INC. ("THCR" or the "Company"), to be voted at the annual meeting of stockholders (the "Stockholders") of the Company to be held on Wednesday, June 12, 2002, at 2:00 p.m., local time, at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey (the "Taj Mahal"), and at any adjournment or postponement thereof (the "Annual Meeting").

     Properly executed proxies received prior to the Annual Meeting, unless revoked, will be voted in accordance with the instructions specified therein. Regarding the election of directors (the "Directors"), Stockholders may (i) vote in favor of all five (5) nominees, (ii) withhold their votes as to all five (5) nominees or (iii) withhold their votes as to any one or more specific nominees. With respect to all other proposals to be voted upon, Stockholders may (i) vote in favor of a proposal, (ii) vote against a proposal or (iii) abstain from voting. Stockholders are requested to clearly specify their choices on the enclosed proxy card (the "Proxy Card"). If no instructions are given with respect to the matters to be acted upon at the Annual Meeting, the persons named on the Proxy Cards solicited by the Company's Board of Directors intend to vote "FOR" the proposals contained herein. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken at the Annual Meeting, the shares represented by the Proxy Cards will be voted with respect thereto by the person or persons holding such proxies as in their judgment is in the best interests of the Stockholders and the Company. The Company does not know of any matters other than the proposals contained herein that are to come before the Annual Meeting.

     Stockholders may vote by one (1) of the following methods: (i) by completing and returning the enclosed Proxy Card prior to the Annual Meeting,
(ii) by voting in person at the Annual Meeting or (iii) by submitting a signed Proxy Card at the Annual Meeting. Stockholders who execute Proxy Cards may revoke them at any time before they are voted at the Annual Meeting by (i) providing written notice of such revocation to the Secretary of the Company at the Company's executive offices, (ii) submitting a new Proxy Card bearing a later date or (iii) by voting at the Annual Meeting. Please note that a Stockholder's attendance at the Annual Meeting will not in and of itself constitute a revocation of his or her Proxy Card.

     The principal executive offices of the Company are located in the Taj Mahal at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401. The main telephone number of the Company is (609) 449-6515. A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001, this Proxy Statement and the accompanying Proxy Card are first being sent or given to Stockholders on or about April 26, 2002.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                          Page 3

                                EXPLANATORY NOTE

     Arthur Andersen, LLP. Arthur Andersen, LLP ("Arthur Andersen") has been the independent auditors of THCR and its subsidiaries since THCR's initial public offering in June 1995, and has audited the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. On March 14, 2002, a federal indictment of Arthur Andersen was unsealed and made public in connection with matters unrelated to Arthur Andersen's past and current services to THCR and its subsidiaries. On the Motion of the New Jersey Division of Gaming Enforcement based upon the pendency of the indictment, the New Jersey Casino Control Commission (the "CCC"), at a public meeting held on March 27, 2002: (a) rescinded Arthur Andersen's exemption from licensure and required it to file a completed application for casino service industry licensure by April 27, 2002 and (b) entered a temporary prohibitory order prohibiting all New Jersey casino licensees and their holding, intermediary and subsidiary companies from conducting any direct or indirect business with Arthur Andersen and requiring that they terminate any ongoing business with Arthur Andersen by May 15, 2002. In its ruling, the CCC expressly stated that its objective was to allow a reasonable time to conclude pending business transactions and to provide New Jersey casino licensees with an opportunity to seek an extension of the deadline for terminating Arthur Andersen's services to prevent undue economic hardship. The Board of Directors and the Audit Committee will undertake to change the appointment of Andersen as the independent auditors of THCR and its subsidiaries for the year ending December 31, 2002 within the timeframe required by the CCC.

     In order to allow the Company's Audit Committee and Board of Directors to carefully consider the selection of Arthur Andersen's replacement as the independent auditors of the Company and its subsidiaries for 2002, the Audit Committee and the Board of Directors have determined that it is in the best interests of the Company and the Stockholders to defer the Stockholders' ratification of the independent auditors until further information is known about the status of Arthur Andersen and its replacement is chosen. For this reason, unlike at prior Stockholders' Annual Meetings, Stockholders will not be asked at the Annual Meeting to ratify the appointment of the Company's independent auditors for the fiscal year ending December 31, 2002.

     One or more representatives of Arthur Andersen are expected to be present at the Annual Meeting to answer appropriate questions and will have the opportunity to make a statement if they desire to do so.

                                VOTING SECURITIES

     The Board of Directors has established April 17, 2002 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were issued and outstanding (i) 22,010,027 shares of common stock, par value $.01 per share (the "Common Stock"), of THCR and (ii) 1,000 shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), of THCR entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock entitles the holder thereof to one (1) vote on each proposal to be acted upon at the Annual Meeting. The 1,000 shares of Class B Common Stock, all of which are beneficially owned by Donald J. Trump ("Trump"), the Company's Chairman, President and Chief Executive Officer, are entitled to an aggregate of 13,918,723 votes on each proposal to be acted upon at the Annual Meeting. The voting power of the Class B Common Stock equals the voting power of the number of shares of Common Stock issuable upon the conversion of the limited partnership interests in Trump Hotels & Casino Resorts Holdings, L.P., of which THCR is the sole general partner ("THCR Holdings"), held by (i) Trump, (ii) Trump Casinos, Inc., an affiliate of Trump ("TCI"), and (iii) Trump Casinos II, Inc., an affiliate of Trump ("TCI-II"). The Class B Common Stock provides the holders thereof with a voting interest in the Company which is proportionate to such holders' equity interest in THCR Holdings' assets represented by limited partnership interests. Pursuant to the Bylaws of the Company, the Common Stock and the Class B Common Stock will vote as a single class on the proposals contained in this Proxy Statement.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                          Page 4

                                 VOTES REQUIRED

     The presence in person or by proxy of the holders of a majority of the outstanding voting power of the Common Stock and the Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of a majority of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for any other proposal which comes before the Annual Meeting. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed Proxy Cards have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Broker "non-votes" will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting. With respect to matters, other than Proposal 1, which properly come before the Annual Meeting, abstentions will have the effect of a negative vote.

                               GENERAL INFORMATION

     THCR is the sole general partner of THCR Holdings. THCR Holdings' partnership agreement, dated as of June 12, 1995, as amended (the "THCR Holdings Partnership Agreement"), requires that all business activities of THCR be conducted through THCR Holdings or a subsidiary of THCR Holdings. Trump and certain entities wholly-owned by Trump are limited partners of THCR Holdings. As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion as to the management and control of THCR Holdings.

     THCR, through THCR Holdings and several wholly-owned subsidiaries of THCR Holdings, owns and operates a total of four casino properties, three of which are casino hotels located in Atlantic City, New Jersey, and the fourth of which is a riverboat casino docked in Buffington Harbor on Lake Michigan in the State of Indiana. The three properties located in Atlantic City, New Jersey are: (i) the Trump Plaza Hotel and Casino (the "Trump Plaza"), (ii) the Taj Mahal and
(iii) the Trump Marina Hotel Casino ("Trump Marina," and together with the Trump Plaza and the Taj Mahal, the "Trump Atlantic City Properties"). The fourth gaming property owned and operated by THCR through THCR Holdings is an approximately 280-foot luxury yacht docked in Buffington Harbor on Lake Michigan in the State of Indiana, located approximately 25 miles from Chicago, Illinois. THCR, through THCR Management, also manages Trump 29 Casino located in Coachella, Southern California ("Trump 29 Casino"), pursuant to a five-year management agreement with the Twenty-Nine Palms Band of Luiseno Mission Indians of California, a sovereign Native American nation (the "Tribe"). THCR continues to be the exclusive vehicle through which Trump engages in gaming activities in both emerging and established gaming jurisdictions.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     Five (5) nominees are to be elected to the Company's Board of Directors at the Annual Meeting. Each Director is expected to hold office until the next annual meeting of Stockholders of the Company or until his successor has been duly elected and qualifies. If a Proxy Card is executed in such a manner as not to withhold authority for the election of any or all of the nominees to the Company's Board of Directors, the persons named on the Proxy Card will vote the shares represented by the Proxy Card "FOR" the election of the following five
(5) nominees as Directors to the Company's Board of Directors. If the Proxy Card indicates that the Stockholder wishes to withhold a vote from one or more specific nominee(s) as Director(s), such instructions will be followed by the persons named on the Proxy Card.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                          Page 5

     All of the nominees listed below are currently members of the Company's Board of Directors. This year, the Company's Board of Directors will continue to consist of five (5) members.

     Should any one or more of the nominees become unable to serve for any reason or will not serve, neither of which is anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named on the Proxy Card will vote "FOR" the election of such substitute nominee or nominees.

     The following table sets forth the name and age of each nominee and the year during which such individual commenced serving as a member of the Company's Board of Directors:

                   Name                       Age                Director Since
                   ----                       ---                --------------

          Donald J. Trump .................   55                     1995

          Wallace B. Askins ...............   71                     1995

          Don M. Thomas ...................   71                     1995

          Peter M. Ryan ...................   64                     1995

          Robert J. McGuire ...............   65                     2001

     For ease of reference, the table below sets forth abbreviations of certain subsidiaries of THCR, as of the Record Date, referred to herein:

   THCR Subsidiary:                                                               Abbreviation used herein:
   ----------------                                                               -------------------------
   THCR Enterprises, LLC ..................................................................THCR Enterprises

   THCR Enterprises, Inc. .................................................................Enterprises Inc.

   THCR Holding Corp. ...................................................................THCR Holding Corp.

   THCR/LP Corporation .............................................................................THCR/LP

   THCR Management Services, LLC ...........................................................THCR Management

   Trump Atlantic City Associates .................................................................Trump AC

   Trump Atlantic City Corporation ....................................................................TACC

   Trump Atlantic City Funding, Inc. ......................................................Trump AC Funding

   Trump Atlantic City Funding II, Inc. .........................................................Funding II

   Trump Atlantic City Funding III, Inc. .......................................................Funding III

   Trump Atlantic City Holding, Inc. ......................................................Trump AC Holding

   Trump Hotels & Casino Resorts Development Company, LLC .........................THCR Development Company

   Trump Hotels & Casino Resorts Funding, Inc. ................................................THCR Funding

   Trump Hotels & Casino Resorts Holdings, L.P. ..............................................THCR Holdings

   Trump Indiana, Inc. .......................................................................Trump Indiana

   Trump Plaza Associates .................................................................Plaza Associates

   Trump Plaza Funding, Inc. .................................................................Plaza Funding

   Trump Taj Mahal Associates ...............................................................Taj Associates

   Trump Taj Mahal Realty Corp. ...............................................................Realty Corp.

   Trump's Castle Associates, L.P. .......................................................Castle Associates

   Trump's Castle Funding, Inc. .............................................................Castle Funding

   Trump's Castle Hotel & Casino, Inc. ................................................................TCHI

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                          Page 6

     Below is a brief summary of the business background of each nominee named above:

     Donald J. Trump has been serving as the President and Chief Executive
     ---------------
Officer of each of THCR, THCR Holdings and THCR Funding since June 2000. Also since June 2000, Trump has been serving as the (i) President of each of Trump AC Holding, Trump AC, Trump AC Funding, Funding II, Funding III, TACC and Enterprises Inc.; (ii) President and Chief Executive Officer of each of Castle Funding and TCHI; (iii) President of Trump Indiana; (iv) President and Treasurer of THCR/LP; and (v) Chief Executive Officer of Taj Associates. Since June 1998, Trump has been serving as the President, Treasurer and sole director of TCI. Until April 1998, Trump served as the President and Treasurer of Castle Funding. Since November 1997, Trump has been serving as the Chairman of each of Funding II and Funding III, and as the Chairman of Enterprises Inc. since January 1997. Since January 1996, he has been serving as the Chairman of Trump AC Funding. Since March 1995, Trump has been the Chairman of each of THCR, THCR Funding and THCR Holdings. Since February 1993, Trump has been the Chairman of Trump AC Holding. Since December 1992, Trump has been serving as the sole director of Trump Indiana. Since May 1992, Trump has been the Chairman of the Board of Partner Representatives of Castle Associates. Since November 1991, Trump has been serving as the President, Treasurer and sole director of TCI-II. Since October 1991, he has been the Chairman of each of THCR Holding Corp. and THCR/LP. Since March 1991, Trump has been the President and Treasurer of THCR Holding Corp. and the sole director of TACC. Since May 1986, he has been serving as the President and sole director of Realty Corp. Since March 1986, he has been the Chairman, President and Treasurer of Plaza Funding. Since March 1985, Trump has been the Chairman of TCHI. From February 1993 through December 1997, Trump served as the President of Trump AC Holding. From March 1991 through December 1997, Trump served as the President and Treasurer of TACC. Trump has also been the President and Chief Executive Officer of The Trump Organization, Inc. which is in the business , through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties.

     Wallace B. Askins has been serving as a Director of each of THCR and THCR
     -----------------
Funding since June 1995. Since December 1997, Mr. Askins as been a director of Funding II and Funding III. Since April 1996, he has been serving as a director of Trump AC Funding. Since April 1994, Mr. Askins has been serving as a director of Trump AC Holding. From June 1984 to November 1992, Mr. Askins served as the Chief Financial Officer and as an Executive Vice President and director of Armco, Inc. From 1978 to July 2001, Mr. Askins served as a director of EnviroSource, Inc.

     Don M. Thomas has been serving as a Director of each of THCR and THCR
     -------------
Funding since June 1995. Since December 1997, Mr. Thomas has been serving as a director of each of Funding II and Funding III. Since April 1996, he has been a director of Trump AC Funding. Since 1993, Mr. Thomas has been a director of Trump AC Holding. Since January 1985, Mr. Thomas has been serving as the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York. From 1985 through 1987, Mr. Thomas served as a Commissioner and the acting Chairman of the CRDA, and a Commissioner of the CCC from 1980 through 1984 during a portion of which time Mr. Thomas also served as the acting Chairman. Mr. Thomas is an attorney licensed to practice law in the State of New York.

     Peter M. Ryan has been serving as a Director of each of THCR and THCR
     -------------
Funding since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years.

     Robert J. McGuire has been a Director of THCR and THCR Funding since July
     -----------------
2001. Mr. McGuire has been Counsel to the New York law firm of Morvillo, Abramowitz, Grand, Iason & Silberberg, P.C. since 1981. As an Assistant United States Attorney from 1962 through 1966, Mr. McGuire prosecuted cases in the Southern District of New York. In 1969, he established his own law firm of McGuire and Lawler where he worked until his appointment as New York City Police Commissioner. Mr. McGuire served as New York City Police Commissioner from 1978 to 1983. In 1984, Mr. McGuire was elected Chairman and Chief Executive Officer of Pinkerton's, Inc. where he remained for four years before joining Kroll Associates. Mr. McGuire resigned as President of Kroll Associates in 1997. Mr. McGuire serves on numerous Boards and is the President of the Police Athletic League.

     All of the persons listed above are citizens of the United States and have been qualified or licensed by the CCC.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                          Page 7

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

      PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS
              STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

Management of THCR

     The following persons currently serve as the executive officers (the "Executive Officers") of the Company:


       Name:                         Position:
       ----                          --------
       Donald J. Trump ............  Chairman of the Board of Directors,
                                     President and Chief Executive Officer

       Mark A. Brown ..............  Chief Operating Officer

       Robert M. Pickus ...........  Executive Vice President, Secretary and
                                     General Counsel

       Francis X. McCarthy, Jr. ...  Executive Vice President of Corporate
                                     Finance and Chief Financial Officer

       John P. Burke ..............  Executive Vice President and Corporate
                                     Treasurer

       Joseph A. Fusco ............  Executive Vice President of Government
                                     Relations and Regulatory Affairs

     The Executive Officers of the Company serve at the pleasure of the Board of Directors, subject to any contractual rights contained in any employment agreement between the Company and the Executive Officers. The respective ages, positions with the Company and its subsidiaries, business experience during the past five (5) years and directorships in other companies of Messrs. Brown, Pickus, McCarthy, Burke and Fusco are set forth below. See "Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

     Mark A. Brown (41 years old) has been serving as the Chief Operating
     -------------
Officer of each of THCR and Trump AC since June 2000. Also since June 2000, Mr. Brown has been serving as the Chief Executive Officer of each of Taj Associates, Plaza Associates, Castle Associates and Trump Indiana. Since January 2000, Mr. Brown has been serving as the Chief Operating Officer of Taj Associates. Until January 2000, he served as a Vice President of TCHI. From November 1997 to January 2000, Mr. Brown served as the President and Chief Operating Officer of Castle Associates. From July 1995 to November 1997, he served as the Executive Vice President of Operations of Castle Associates.

     Robert M. Pickus (47 years old) has been the Executive Vice President,
     ----------------
Secretary and General Counsel of THCR since March 1995. Since June 2000, Mr. Pickus has been the Secretary and Vice President of THCR/LP. Since April 2000, he has been serving as the Executive Vice President and General Counsel of each of THCR Holdings and Trump AC. Since April 1998, Mr. Pickus has been the Secretary of Castle Funding. Since February 1998, he has been serving as the (i) Secretary of each of TACC and Trump AC Holding and (ii) Assistant Secretary and a director of TCHI. Until February 1998, Mr. Pickus served as the Assistant Secretary of TACC. Since January 1997, Mr. Pickus has been serving as the (i) Secretary of THCR Holding Corp. and (ii) Vice President, Secretary and a director of Enterprises Inc. Since November 1997, he has been serving as a director of each of Funding II and Funding III. Since February 1996, Mr. Pickus has been serving as the Secretary of Castle Associates. Since January 1996, he has been serving as the Secretary and a director of Trump AC Funding. Since October 1995, Mr. Pickus has been serving as a member of the Board of Partner Representatives of Castle Associates. Since February 1995, he has been serving as the Executive Vice President of Corporate and Legal Affairs of each of Taj Associates, Plaza Associates and Castle Associates. Since December 1992, Mr. Pickus has been serving as the Executive Vice President and Secretary of Trump Indiana. Since March 1986, Mr. Pickus has been serving as the Vice President and Secretary of Plaza Funding. From April to December 2000, Mr. Pickus

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                          Page 8

served as the President of Trump Casino Services, LLC ("TCS"). From June 1996 to April 2000, he served as the Executive Vice President of TCS. From November 1995 to May 2000, Mr. Pickus served as a director of each of THCR Holding Corp. and THCR/LP. From April 1994 to February 1998, he served as the Assistant Secretary of Trump AC Holding. Mr. Pickus has been admitted to practice law in the States of New York and New Jersey since 1980, and in the Commonwealth of Pennsylvania since 1981.

     Francis X. McCarthy, Jr. (49 years old) has been serving as the Executive
     -----------------------
Vice President of Corporate Finance and Chief Financial Officer of each of THCR, THCR Holdings and THCR Funding since September 1998. Since August 2000, Mr. McCarthy has been the (i) Chief Financial Officer of Castle Associates and (ii) Chief Financial Officer, Chief Accounting Officer and Assistant Treasurer of Castle Funding. Since September 1998, he has been the Chief Financial Officer of each of Trump AC, Trump AC Funding, Funding II and Funding III. From October 1996 to December 2000, Mr. McCarthy served as the Executive Vice President of Corporate Finance of TCS.

     John P. Burke (54 years old) has been serving as the Executive Vice
     -------------
President of each of THCR, THCR Holdings, THCR Funding and Trump AC since January 1999. Since April 1998, he has been serving as the Assistant Treasurer of TCHI. Since February 1998, Mr. Burke has been the (i) Assistant Treasurer of each of THCR Holding Corp. and THCR/LP and (ii) Treasurer of TACC. Since November 1997, he has been serving as the Treasurer of each of Funding II and Funding III. Since March 1997, Mr. Burke has been serving as a member of the Board of Partner Representatives of Castle Associates. Since January 1997, he has been a Vice President and the Treasurer of Enterprises Inc. Since January 1996, Mr. Burke has been the Treasurer of Trump AC Funding. Since March 1995, he has been serving as the Corporate Treasurer of each of THCR, THCR Holdings, THCR Funding and Trump AC. Since December 1993, Mr. Burke has been serving as a Vice President of each of Castle Associates, Castle Funding, TCI-II and TCHI. Since December 1992, Mr. Burke has been the Treasurer of Trump Indiana. Since October 1991, he has been the Corporate Treasurer of each of Taj Associates, Plaza Associates and Castle Associates. From June 1997 to January 1999, Mr. Burke served as a Senior Vice President of each of THCR, THCR Holdings and THCR Funding. From January 1996 to June 1997, he served as the Senior Vice President of Corporate Finance of THCR.

     Joseph A. Fusco (58 years old) has been serving as the Executive Vice
     ---------------
President of Government Relations & Regulatory Affairs of each of THCR, THCR Holdings and Trump AC since June 1996 and of TCS from July 1996 until December 2000. From August 1985 to June 1996, Mr. Fusco practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters, most recently from January 1994 to June 1996 as a partner in the law firm of Sterns & Weinroth, P.C., located in Atlantic City. Mr. Fusco previously served as Atlantic County Prosecutor, a Gubernatorial appointment, from April 1981 to July 1985 and as Special Counsel for Licensing for the CCC from the inception of that agency in September 1977 to March 1981. Mr. Fusco has been admitted to practice law in the State of New Jersey since 1969.

                  [Remainder of Page Intentionally Left Blank]

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                          Page 9

Security Ownership of Certain Beneficial Owners and Management

     Generally, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to "beneficially own" a security at to which that person has sole or shared voting power or investment power and also any security as to which that person has the right to acquire within 60 days (i) through the exercise of any option, warrant or right, (ii) through the conversion of a security or (iii) pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement. The following table sets forth certain information regarding the beneficial ownership of THCR's Common Stock and Class B Common Stock as of the Record Date by (i) each Named Executive Officer (as defined herein), (ii) each Director of THCR, (iii) each person deemed to be the beneficial owner of more than five percent (5.0%) of any class of THCR's voting securities and (iv) all of the Executive Officers and Directors of THCR as a group, without naming them. In the case of persons other than Executive Officers and Directors of THCR, such information is based solely upon a review of Schedules 13D or 13G, as amended, which have been filed by such persons with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of Common Stock and Class B Common Stock listed as owned by such person.

                                                   Common Stock             Class B Common Stock
                                         -----------------------------  ----------------------------

                                          Number of Shares              Number of Shares
                                            Beneficially    Percent of    Beneficially    Percent of
Name of Beneficial Owner (1)                   Owned         Class(2)        Owned        Class (3)
----------------------------                   -----         --------        -----        ---------
Donald J. Trump ........................    16,846,541  (4)   45.4%           1,000 (5)       100.0%

Mark A. Brown ..........................        11,000  (6)      *                -               -

Robert M. Pickus .......................        32,000  (7)      *                -               -

Francis X. McCarthy, Jr. ...............        13,648  (8)      *                -               -

Joseph A. Fusco ........................        20,000  (9)      *                -               -

Wallace B. Askins ......................        12,500 (10)      *                -               -

Don M. Thomas ..........................         5,000 (11)      *                -               -

Peter M. Ryan ..........................        12,500 (12)      *                -               -

Robert J. McGuire ......................             0           -                -               -

Conseco, Inc. ..........................     2,010,000 (13)    9.1%               -               -

Bay Harbour Management, L.C. ...........     1,392,000 (14)    6.3%               -               -

All Executive Officers and Directors
of THCR as a group, without
naming them (10 persons) ...............    16,986,182 (15)   45.7%           1,000           100.0%

________________________________________

*    Represents less than 1.0%

(1) Unless otherwise noted, the address of each beneficial owner is c/o Trump Taj Mahal Casino Resort, 1000 Boardwalk, Atlantic City, New Jersey 08401.


(2) Based upon 22,010,027 shares of THCR's Common Stock issued and outstanding as of the Record Date. Pursuant to Rule 13d-3 promulgated under the Exchange Act, shares of Common Stock which are issuable upon the exercise of options, warrants, rights or conversion privileges are deemed to be outstanding for purposes of computing the percentage of outstanding Common Stock owned by a

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 10

     person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

(3) Based upon 1,000 shares of THCR's Class B Common Stock issued and outstanding as of the Record Date.

(4)  Includes (i) 1,761,000 shares of Common Stock held directly by Mr. Trump,
     (ii) 150 shares of Common Stock held by Mr. Trump as custodian for his children, (iii) 500,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share,
     (iv) 333,334 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $2.625 per share, (v) 333,334 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $2.20 per share, (vi) 10,300,456 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings held directly by Mr. Trump, (vii) 1,407,017 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings held by TCI, an affiliate of Trump, (viii) 2,211,250 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings held by TCI-II, an affiliate of Trump. Does not include 333,332 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days from the date hereof. Also, Mr. Trump has stated in his Schedule 13D, amendment No. 6, dated June 28, 2001, filed with the SEC that he may effect, from time to time, open market and privately negotiated purchases of equity and/or debt securities of THCR and/or its subsidiaries.

(5)  Includes (i) 850 shares of Class B Common Stock held directly by Mr. Trump,
     (ii) 50 shares of Class B Common Stock held by TCI, an affiliate of Trump, and (iii) 100 shares held by TCI-II, an affiliate of Trump.

(6) Includes (i) 3,000 shares of Common Stock and (ii) 8,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(7) Includes (i) 2,000 shares of Common Stock and (ii) 30,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(8) Includes (i) 3,648 shares of Common Stock in the Reporting Person's 401K Plan account and (ii) 10,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(9) Includes 20,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(10) Includes (i) 10,000 shares of Common Stock and (ii) 2,500 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(11) Includes (i) 2,500 shares of Common Stock and (ii) 2,500 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(12) Includes (i) 10,000 shares of Common Stock and (ii) 2,500 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(13) 11825 North Pennsylvania Street, Carmel, Indiana 46032. These shares are beneficially owned by Bankers Life and Casualty Company, an insurance company, of which Conseco, Inc. is the parent holding company.

(14) 777 South Harbour Island Boulevard, Suite 270, Tampa, Florida 33602. Bay Harbour Management, L.C. is an investment advisor formed under the laws of Florida ("Bay Harbour"), and claims beneficial ownership of these shares which it holds for the account of investment funds and managed accounts.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 11

     Tower Investment Group, Inc. ("Tower") is the majority stockholder of Bay Harbour. Mr. Steven A. Dyke is a stockholder and President of Tower. Mr. Douglas A. Teitelbaum is a stockholder of Tower.

(15) Includes (i) 1,795,291 shares of Common Stock, (ii) 1,272,168 shares of Common Stock issuable upon the exercise of options currently exercisable and (iii) 13,918,723 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings.

     THCR Holdings. THCR Holdings is a limited partnership of which (i) THCR is a 59.87743% general partner, (ii) Trump is a 27.06457% limited partner, (iii) THCR/LP is a 3.55096% limited partner, (iv) TCI is a 3.69695% limited partner and (v) TCI-II is a 5.81009% limited partner. Trump owns 100.0% of each of TCI and TCI-II.

     THCR Funding. THCR Holdings beneficially owns 100.0% of the issued and outstanding common stock of THCR Funding.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) promulgated under the Exchange Act requires the Directors and Executive Officers of THCR, as well as any person who becomes the beneficial owner of more than ten percent (10.0%) of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and equity securities of the Company. The Reporting Persons are required to furnish the Company with all Section 16(a) forms they file.

     To THCR's knowledge, based solely upon its review of copies of such reports furnished to THCR by or on behalf of the Reporting Persons, all Section 16(a) filing requirements applicable to the Reporting Persons have been complied with during the fiscal year ended December 31, 2001.

     In addition, Mr. Trump has stated in his Schedule 13D, amendment No. 6, dated June 28, 2001, filed with the SEC that he may effect, from time to time, open market and privately negotiated purchases of equity and/or debt securities of THCR and/or its subsidiaries.

                  [Remainder of Page Intentionally Left Blank]

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 12

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth information regarding compensation paid to or accrued by the Chief Executive Officer of THCR, and any person who served in such or similar capacity during the fiscal year ended December 31, 2001, and the four (4) most highly compensated Executive Officers of THCR whose total annual salary and bonus during the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers") for each of the last three (3) completed fiscal years. Compensation accrued during one (1) year and paid in another is recorded under the year of accrual. All cash compensation paid to the Named Executive Officers in consideration for services rendered by such persons to THCR and its subsidiaries are paid by THCR Holdings in accordance with the THCR Holdings Partnership Agreement.

                                                           Annual Compensation                Long-Term Compensation Awards
                                                    ------------------------------------   ----------------------------------
                                                                                             Securities
                                                                                             Underlying        All Other
     Name and Principal Position                     Year      Salary ($)     Bonus ($)     Options (#)(1)  Compensation ($)
     ---------------------------                     ----      ----------     ---------     --------------  ----------------
Donald J. Trump ..................................   2001      $1,500,000             -          500,000     $2,417,541 (2)
-Chairman of the Board, President                    2000      $1,250,000             -          500,000     $2,414,266 (2)
and Chief Executive Officer                          1999      $1,000,000             -                -     $2,648,000 (2)

Mark A. Brown ....................................   2001      $1,146,462             -                -     $    4,500 (3)
-Chief Operating Officer                             2000      $  807,657      $175,036                -     $    4,500 (3)
                                                     1999      $  487,762      $109,410                -     $    4,286 (3)

Robert M. Pickus .................................   2001      $  360,175             -                -     $    4,500 (3)
-Executive Vice President, General                   2000      $  338,790             -                -     $    4,500 (3)
Counsel and Secretary                                1999      $  324,653      $ 50,000                -     $    4,800 (3)

Francis X. McCarthy, Jr. .........................   2001      $  354,186             -                -     $    5,100 (3)
-Executive Vice President of Corp. Fin.              2000      $  333,120             -                -          4,800 (3)
and Chief Financial Officer                          1999      $  320,073             -                -     $    4,800 (3)

Joseph A. Fusco ..................................   2001      $  356,700             -                -     $    5,100 (3)
-Executive Vice President of                         2000      $  335,639             -                -     $    4,800 (3)
Government Relations and Regulatory Affairs          1999      $  324,510      $ 36,470                -     $    4,800 (3)


________________________

(1) Options granted under THCR's 1995 Stock Plan. Options vest in three equal installments, one-third on the date of grant and on each of the first two anniversary dates of the date of grant.

(2) The amounts listed in 2001, 2000 and 1999 include $2.207 million, $2.306 million and $2.258 million, respectively, recorded pursuant to the Castle Services Agreement (as defined herein) in addition to reimbursement of expenses pursuant to the Executive Agreement, as amended, between Mr. Trump and THCR and THCR Holdings. See "Compensation Committee Interlocks and Insider Participation; Certain Related Party Transactions; Castle Associates."

(3) Represents vested and unvested contributions made by Plaza Associates, Taj Associates, Castle Associates and/or TCS to Trump Plaza Hotel and Casino Retirement Savings Plan, Trump Taj Mahal Retirement Savings Plan, Trump's Castle Hotel and Casino Retirement Savings Plan and Trump Casino Services Retirement Savings Plan, respectively. Funds accumulated for an employee under these plans consisting of a certain percentage of the employee's compensation plus the employer matching contributions equaling 50.0% of the participant's contributions, are retained until termination of employment, attainment of age 59-1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 13

     1995 Stock Incentive Plan. In June 1995, the Board of Directors adopted the 1995 Stock Incentive Plan (the "1995 Stock Plan") which was subsequently approved by the stockholders of the Company. Pursuant to the 1995 Stock Plan, directors, employees and consultants of THCR and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options which are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock options not intended to so qualify ("NQSOs"), stock-appreciation rights ("SARs"), stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. In 1996, THCR obtained approval from its stockholders to increase the number of shares of THCR Common Stock authorized for issuance under the 1995 Stock Plan from 1.0 million to 4.0 million. The 1995 Stock Plan is administered by the Stock Incentive Plan Committee of the Board of Directors of THCR consisting of Messrs. Trump, Askins, Ryan and Thomas (the "Stock Incentive Plan Committee"). Subject to the provisions of the 1995 Stock Plan, the Stock Incentive Plan Committee has sole discretionary authority to interpret the 1995 Stock Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award. Generally, options granted under the 1995 Stock Plan vest in three equal installments, one-third (1) on the date of grant and on each of the first two
(2) anniversaries of the date of grant. As required by the Code, the exercise price per share of Common Stock underlying an ISO cannot be less than 100.0% of the fair market value of the Common Stock on the date of grant (or 110.0% in the case of an ISO granted to a Stockholder who beneficially owns more than 10.0% of the Company's outstanding voting securities) and options may not be exercisable for more than 10 years after the date of grant (or 5 years in the case of an ISO granted to a greater-than-10.0% Stockholder). See "Board of Directors and Committees of the Board of Directors; Committees; Stock Incentive Plan Committee."

     Option Grants in Fiscal 2001. The following table sets forth certain information with respect to options granted to the Named Executive Officers during the fiscal year ended December 31, 2001:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                Individual Grants

                                                             Percent of Total
                                     Number of Securities      Options/SARs                                           Grant
                                          Underlying            Granted to       Exercise or                           Date
                                         Options/SARs          Employees in         Base                              Present
             Name                        Granted (#)            Fiscal Year      Price ($/Sh)    Expiration Date     Value ($)
             ----                        -----------            -----------      ------------    ---------------     ---------
Donald J. Trump
-Chairman of the Board,
 President and Chief Executive
 Officer                                 500,000 (1)               100.0%            $2.20         June 18, 2011    $450,000 (2)

(1) NQSO granted to Trump by the Company's Board of Directors on June 19, 2001. One-third of option vests on the date of grant and on each of the first two
     (2) anniversary dates of the date of grant, provided that with each installment, Trump's employment with THCR has not been terminated prior to the installment date.

(2) Represents a fair value of approximately $0.90 per option, estimated using the Black-Scholes option-pricing model based upon the weighted average market price at grant date of $2.00 and the following weighted average assumptions: risk-free interest rate of 4.39%, expected life of 3.0 years, volatility of 67.0% and a dividend yield of 0%.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 14

     None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2001. The following table sets forth information concerning the fiscal year-end value of unexercised options provided on an aggregate basis:

                        FISCAL YEAR-END OPTION VALUES (1)
                        ---------------------------------

                                                         Number of Securities
                                                        Underlying Unexercised
                                                      Options at Fiscal Year End
                                                      --------------------------
          Name                                        Exercisable  Unexercisable
          ----                                        -----------  -------------
          Donald J. Trump .........................     1,000,000        500,000
          Mark A. Brown ...........................         8,000              0
          Robert M. Pickus ........................        30,000              0
          Francis X. McCarthy, Jr. ................        10,000              0
          Joseph A. Fusco .........................        20,000              0

___________________
(1) Based on a closing sale price of $1.15 per share of THCR's Common Stock on December 31, 2001, all of the options reflected in the above table were out-of-the-money (i.e., the exercise prices of the options exceeded the fair market value of the underlying THCR's Common Stock).

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

     Donald J. Trump. Mr. Trump serves as the Chairman of the Board of Directors
     ---------------
of THCR pursuant to an executive agreement, dated as of June 12, 1995 (the "Trump Executive Agreement"), by and among Trump, THCR and THCR Holdings. Pursuant to the Trump Executive Agreement, Trump has agreed to provide THCR, THCR Holding and subsidiaries, from time to time when reasonably requested and on a non-exclusive basis, consulting services relating to marketing, advertising, promotional and other similar related services with respect to the business and operations of THCR, THCR Holdings and subsidiaries. The initial term of the Trump Executive Agreement is five years and thereafter for a three-year rolling term which shall automatically be extended so that the unexpired term on any date is always three years, until such time during such rolling term that either party gives written notice to the other of its election not to continue extending such term. In such case, the term shall end three years from the date on which such notice is given. In consideration for Mr. Trump's services under the Trump Executive Agreement, Trump received a yearly fee of $1.0 million through June 30, 2000, plus reimbursement expenses upon presentation of vouchers, payable in equal monthly installments. Effective
July 1, 2000, upon Mr. Trump's appointment as President and Chief Executive Officer of THCR, the fee payable to Mr. Trump was increased to $1.5 million per year, plus reimbursement expenses.

     Mark A. Brown. Mr. Brown serves as the President and Chief Executive
     -------------
Officer of each of Taj Associates, Plaza Associates, Castle Associates and Trump Indiana (collectively, the "Trump Entities"), pursuant to an employment agreement, dated August 2, 2000 (the "Brown Employment Agreement"), by and among Mr. Brown and the Trump Entities. The Brown Employment Agreement, the term of which was effective as of July 1, 2000 and expires on July 31, 2003, provides for an annual salary of (i) $1.0 million for the 12-month period commencing July 1, 2000, (ii) $1.1 million for the 12-month period commencing July 1, 2001, and
(iii) $1.2 million for the 12-month period commencing January 1, 2002. Upon 180 days notice prior to the expiration date, the Brown Employment Agreement may be extended at the sole discretion of the Trump Entities to July 31, 2005. If so extended, Mr. Brown is to receive an annual salary of (i) $1.3 million for the 12-month period commencing August 1, 2003, and (ii) $1.4 million for the 12-month period commencing August 1, 2004. The Brown Employment Agreement may be terminated by the Trump Entities for "Cause," defined in the Brown Employment Agreement as (i) the revocation of Mr. Brown's casino key employee license, (ii) Mr. Brown's conviction for certain crimes, (iii) Mr. Brown's disability or death or (iv) Mr. Brown's breach of loyalty to the Trump Entities. Upon termination for "Cause," Mr. Brown is entitled to receive compensation earned as of the date of termination; provided, however, that if Mr. Brown's employment is terminated due to Mr. Brown's death or disability, Mr. Brown or his estate, as the case may be, will be entitled to a lump sum severance payment equal to six months'

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 15

compensation based on Mr. Brown's then current salary. Mr. Brown may terminate the Brown Employment Agreement at any time following a "Change of Control," effective on the 30th day after such effective notice, and Mr. Brown shall be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of the Brown Employment Agreement. "Change of Control" is defined in the Brown Employment Agreement as (i) the acquisition of
(x) the Trump Entities or (y) more than thirty-five percent (35.0%) of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of Trump Entities. Also, in the event Mr. Brown is transferred to a position located outside of Atlantic City, New Jersey, Mr. Brown may terminate the Brown Employment Agreement within seven days of the occurrence of such transfer and be entitled to receive a severance payment equal to three months' compensation based on his then current salary. During the term of the Brown Employment Agreement, Mr. Brown has agreed not to obtain employment for or on behalf of any other casino hotel located in Atlantic City, New Jersey.

     Robert M. Pickus. On April 17, 2000, THCR, THCR Holdings, and Trump AC
     ----------------
(collectively, the "Trump Companies") entered into an employment agreement with Mr. Pickus (the "Pickus Employment Agreement") pursuant to which Mr. Pickus serves as Executive Vice President and General Counsel of the Trump Companies. The Pickus Employment Agreement, the term of which expires on April 16, 2003, if not otherwise extended, provides for annual compensation of not less than his current salary and a discretionary annual bonus. Mr. Pickus's employment may be terminated by the Trump Companies for "Cause," defined in the Pickus Employment Agreement as (i) the revocation of Mr. Pickus's casino key employee license,
(ii) Mr. Pickus's conviction for certain crimes, (iii) Mr. Pickus's disability or death or (iv) Mr. Pickus's breach of his duty to the Trump Companies. Upon termination for "Cause," Mr. Pickus is entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. Pickus may terminate the Pickus Employment Agreement at any time following a "Change of Control," effective on the 30th day after such effective notice, and Mr. Pickus shall be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of the Pickus Employment Agreement. The Pickus Employment Agreement defines "Change of Control" as (i) the acquisition of (x) the Trump Companies or
(y) more than thirty-five percent (35.0%) of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the Pickus Employment Agreement, Mr. Pickus has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. Pickus has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies' prior written consent.

     Francis X. McCarthy, Jr. On April 17, 2000, the Trump Companies entered
     -----------------------
into an employment agreement with Mr. McCarthy (the "McCarthy Employment Agreement") pursuant to which Mr. McCarthy serves as Executive Vice President of Corporate Finance of the Trump Companies. The McCarthy Employment Agreement, the term of which expires on April 16, 2003, if not otherwise extended, provides for annual compensation of not less than his current salary and a discretionary annual bonus. Employment may be terminated for "Cause," defined in the McCarthy Employment Agreement as (i) the revocation of Mr. McCarthy's casino key employee license, (ii) Mr. McCarthy's conviction for certain crimes, (iii) Mr. McCarthy's disability or death or (iv) the breach by Mr. McCarthy of his duty to the Trump Companies. Upon termination for "Cause," Mr. McCarthy is entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. McCarthy may terminate the McCarthy Employment Agreement at any time following a "Change of Control," effective on the 30th day after such effective notice, and Mr. McCarthy shall be entitled to receive a lump sum payment of the full amount of the unpaid compensation for the full term of the McCarthy Employment Agreement. The McCarthy Employment Agreement defines "Change of Control" as (i) the acquisition of (x) the Trump Companies or (y) more than thirty-five percent (35.0%) of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the McCarthy Employment Agreement, Mr. McCarthy has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. McCarthy has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies' prior written consent.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 16

     Joseph A. Fusco. On April 17, 2000, the Trump Companies entered into an
     ---------------
employment agreement with Mr. Fusco (the "Fusco Employment Agreement") pursuant to which Mr. Fusco serves as Executive Vice President of Government
Relations and Regulatory Affairs of the Trump Companies. The Fusco Employment Agreement, the term of which expires on April 16, 2003, if not otherwise extended, provides for annual compensation of not less than his current salary and a discretionary annual bonus. Employment may be terminated for "Cause," defined in the Fusco Employment Agreement as (i) the revocation of Mr. Fusco's casino key employee license, (ii) Mr. Fusco's conviction for certain crimes,
(iii) Mr. Fusco's disability or death or (iv) the breach by Mr. Fusco of his duty to the Trump Companies. Upon termination for "Cause," Mr. Fusco is entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. Fusco may terminate the Fusco Employment Agreement at any time following a "Change of Control," effective on the 30th day after such notice and Mr. Fusco shall be entitled to receive a lump sum payment of the full amount of the unpaid compensation for the full term of the Fusco Employment Agreement. The Fusco Employment Agreement defines "Change of Control" as (i) the acquisition of (x) the Trump Companies or (y) more than thirty-five percent (35.0%) of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the Fusco Employment Agreement, Mr. Fusco has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. Fusco has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies' prior written consent.

Board of Directors and Committees of the Board of Directors

     General. The Board of Directors met ten (10) times during 2001. During 2001, none of the Directors attended fewer than 75.0% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such individuals served.

     Compensation of Directors. Mr. Trump, the Chairman of the Board of Directors, President and Chief Executive Officer of THCR, received no remuneration for serving on the Board of Directors of THCR for the fiscal year ended December 31, 2001. Directors of THCR who are also employees or consultants of THCR and its affiliates are not paid any fees. Non-employee Directors are paid an annual stipend of $50,000, plus $2,000 per meeting attended and reasonable out-of-pocket expenses incurred in attending such meetings. All such fees are paid by THCR Holdings in accordance with the THCR Holdings Partnership Agreement.

     Committees. THCR has the following committees: (i) Executive Committee,
(ii) Audit Committee, (iii) Special Committee, (iv) Stock Incentive Plan Committee and (v) Compensation Committee. The Company does not have a Nominating Committee. Below is a brief description of the duties and responsibilities of each of the foregoing committees and the names of the Directors comprising each committee:

     Executive Committee: Mr. Trump is currently the sole member of the
     -------------------
Executive Committee. The Executive Committee has and exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to any restrictions or limitations as the Board of Directors may from time to time specify or as limited by the Delaware General Corporation Law. At various times during 2001, Mr. Trump reviewed several matters on behalf and in the name of the Executive Committee.

     Audit Committee: The current members of the Audit Committee are Messrs.
     ---------------
Askins, Ryan, Thomas and McGuire, each of whom is an "independent director" of the Company, as that term is defined in the New York Stock Exchange's listing standards. The Audit Committee provides assistance to the Board of Directors with respect to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and oversees audits and investigations of the business and financial affairs of the Company, including, without limitation, any audits or investigations which may be required by any governmental regulatory authority. The Audit Committee met six (6) times during 2001. See "Explanatory Note" and "Audit Committee Report."

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 17

         Special Committee: The Special Committee was established pursuant to
         -----------------
the THCR By-laws and the THCR Holdings Partnership Agreement, and is empowered to vote on any matters which require approval of a majority of the independent directors of THCR, including affiliated transactions. All proposed transactions involving THCR or THCR Holdings in which Trump has a personal interest valued over $200,000 or any transaction between THCR and any officer or director having a value of at least $200,000 (other than transactions relating to salary or other compensation paid in the ordinary course of business), shall be reviewed by the Special Committee, which shall make findings and recommendations to the Board with respect to such proposed transactions. At all times, the Special Committee is required to be comprised of at least two (2) non-employee directors and no employee directors. The current members of the Special Committee are Messrs. Askins, Ryan, Thomas and McGuire. The Special Committee met three (3) times during 2001.

         Stock Incentive Plan Committee: The current members of the Stock
         ------------------------------
Incentive Plan Committee are Messrs. Trump, Askins, Ryan and Thomas. The Stock Incentive Plan Committee is responsible for administering the 1995 Stock Plan, and has the authority to grant awards to individuals pursuant to the 1995 Stock Plan, to determine the number of awards to be so granted, the term of such awards, any vesting requirements and any other administrative determinations required in connection therewith. The Stock Incentive Plan Committee met once during 2001. See "Executive Compensation; 1995 Stock Incentive Plan" and "Compensation Committee and Stock Incentive Plan Committee Report on Executive Compensation."

         Compensation Committee: The current members of the Compensation
         ----------------------
Committee are Messrs. Trump, Askins and Thomas. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company's officers, executives and Directors are compensated in accordance with the Company's total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives. The Compensation Committee did not meet during 2001. See "Compensation Committee and Stock Incentive Plan Committee on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation."

Compensation Committee and Stock Incentive Plan Committee Report on Executive Compensation

         General. The Stock Incentive Plan Committee was formed in June 1995, and the Compensation Committee was formed in August 1995. Set forth below is a description of the policies and practices that the Compensation Committee implements with respect to compensation determinations.

         Compensation Philosophy. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and Stockholders that (i) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (ii) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

         The Company's executive compensation program consists of two key elements: (i) an annual compensation component composed of base salary and bonus and (ii) a long-term compensation component composed of equity-based awards pursuant to the 1995 Stock Plan.

         Annual Compensation. The Compensation Committee will generally target annual salary and bonus levels to be competitive with other similarly sized entities in the casino entertainment industry. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and the individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

         Bonuses are based on the Compensation Committee's assessment of the Company's performance and an individual's contribution to that performance. Corporate performance is measured by various quantitative and qualitative factors. The primary quantitative factors that will be reviewed by the Compensation Committee include such performance measures as net income and return on average common stockholders' equity, both as absolute measures and relative to previous years. Significant qualitative factors that will be evaluated by the Compensation

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 18

Committee include the Company's performance in relation to industry performance, progress toward achievement of the Company's long-term business goals, the quality of the Company's earnings and the overall business and economic environment. The Compensation Committee believes that, in accordance with its exercise of sound business judgment, the determination of annual salary and bonus levels is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered.

         All of the Company's Named Executive Officers are currently under employment contracts. The annual salary for these individuals is set by the terms of their employment contracts and any increases in annual salary are determined in the discretion of the Compensation Committee. See "Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

         CEO Compensation. Mr. Trump is compensated pursuant to the terms of the Trump Executive Agreement. In consideration for Mr. Trump's services rendered pursuant to the Trump Executive Agreement, Trump received a salary of $1.0 million per year through June 30, 2000, plus reimbursement of expenses. Effective July 1, 2000, upon Mr. Trump's appointment as President and Chief Executive Officer of THCR, the fee was increased to $1.5 million per year. Pursuant to the terms of the Trump Executive Agreement, Mr. Trump provides to THCR and its subsidiaries, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of THCR. On June 19, 2001, the Board of Directors granted to Mr. Trump options to acquire 500,000 shares of Common Stock at a purchase price of $2.20 per share. The option vests in three equal installments, one-third on the date of grant and one-third on each of the first two (2) anniversary dates of the date of grant, provided that with each installment, Mr. Trump's employment with THCR has not been terminated prior to the installment date. See "Executive Compensation; Option Grants in Fiscal 2001" and "Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

         Long-Term Compensation. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards will be granted by the Stock Incentive Plan Committee pursuant to the 1995 Stock Plan. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Incentive Plan Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

         Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1.0 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m) of the Code. The 1995 Stock Plan is designed to allow for the grant of equity-based awards that are performance-based and therefore exempt from the application of Section 162(m) of the Code. While the Compensation Committee considers the deductibility of senior management compensation in making its decisions, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and the stockholders, which may be based on considerations in addition to Section 162(m) of the Code.

       COMPENSATION COMMITTEE                    STOCK INCENTIVE PLAN COMMITTEE

       Donald J. Trump                           Donald J. Trump
       Wallace B. Askins                         Wallace B. Askins
       Don M. Thomas                             Don M. Thomas
                                                 Peter M. Ryan

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 19


                             AUDIT COMMITTEE REPORT

       The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference therein.

To the Board of Directors of Trump Hotels & Casino Resorts, Inc.:

       The Audit Committee is appointed by the Board of Directors and consists of four (4) members. Each member of the Audit Committee is independent, as defined under the New York Stock Exchange listing standards. The Audit Committee operates under a written charter that is adopted by the Board of Directors.

       The responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, financial reporting practices and regulatory compliance. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors. The Audit Committee fulfills its responsibilities through periodic meetings with the Company's independent auditors, internal auditors and management. During 2001, the Audit Committee met six (6) times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, the independent auditors and in-house counsel prior to public release.

       The Audit Committee monitors matters related to Arthur Andersen's independence. The Audit Committee obtained a letter from Arthur Andersen containing a description of all relationships between the auditors and the Company. The Audit Committee has satisfied itself as to the auditors' independence. Arthur Andersen has also confirmed in a letter to the Company that in its judgment, it is independent of the Company within the requirements of Independence Standards (IBS) Standard No. 1, Independence Discussion with Audit Committees.

       The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001 with management and the independent auditors. Management has the responsibility for the preparation and integrity of the Company's financial statements, the financial process, the system of internal controls and of the financial information presented in reports. The independent auditors have responsibility for performing independent audits of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

       Based on the above-mentioned reviews, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

       The Audit Committee does not recommend the reappointment of Arthur Andersen as the independent auditors of the Company for the fiscal year ending December 31, 2002. This is due to the recent Federal indictment of Arthur Andersen regarding matters unrelated to past or current services rendered by Arthur Andersen to the Company. The New Jersey Casino Control Commission at a public hearing in March 2002: (i) rescinded Arthur Andersen's exemption from licensure in New Jersey and (ii) prohibited all New Jersey Casino licensees from conducting any direct or indirect business with Arthur Andersen and requiring that they terminate any ongoing business with Arthur Andersen by May 15, 2002. The Audit Committee is currently seeking to replace Arthur Andersen.

       The Audit Committee in performing all its functions acts only in an oversight capacity and necessarily relies on the work and assurances of Company's management and independent auditors, which in their report

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 20


express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles. It is not the duty of the Audit Committee to plan or conduct audits, or accounting reviews or procedures or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principals generally accepted in the United States of America. That is the responsibility of management and the Company's independent auditors. In giving the Audit Committee recommendation to the Board of Directors, the Audit Committee has relied, without independent verification, on (i) management's representations that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principals generally accepted in the United States of America and
(ii) the report and discussions with the Company's independent auditors with respect with such financial statements.

                                AUDIT COMMITTEE:


                                Wallace B. Askins
                                Don M. Thomas
                                Peter M. Ryan
                                Robert J. McGuire


Fiscal 2001 Audit Firm Fees Summary

         During the fiscal year ended December 31, 2001, the Company incurred the following fees for services rendered by Arthur Andersen:

         Audit Fees. Arthur Andersen billed the Company and its affiliates an aggregate of $645,600 in fees for professional services rendered in connection with the audit of the Company's and its affiliates' financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's and its affiliates' Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2001, including $300,000 for audits of the Trump Savings Plan and Trump Capital Accumulation Plan.

         Financial Information Systems Design and Implementation Fees. Arthur Andersen did not provide the Company or its affiliates with any professional services in connection with the design and implementation of financial information systems during the fiscal year ended December 31, 2001.

         All Other Fees. Arthur Andersen billed the Company and its affiliates an aggregate of $1,336,129 in fees for other services rendered by Arthur Andersen to the Company and its affiliates for the fiscal year ended December 31, 2001, consisting of (i) $326,000 for Tax Compliance, (ii) $836,129 for Tax Consulting, (iii) $155,000 for Medical Benefits Consulting and (iv) $19,000 for Real Estate Valuation Services.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 21

Comparative Stock Price Performance Graph

         The graph and chart below compare the yearly change in the cumulative total stockholder return on the Company's Common Stock (NYSE: DJT) during the five years ended December 31, 2001 with the Standard & Poor's ("S&P") 500 Index and the Dow Jones Entertainment & Leisure-Casinos Index. The graph and chart are based on an initial investment of $100 on December 31, 1996 in each of the Common Stock and the foregoing indices and assumes the reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG TRUMP HOTELS & CASINO RESORTS, INC., THE S&P 500 INDEX
                        AND THE DOW JONES CASINOS INDEX

                   [PERFORMANCE GRAPH USING PLOT POINTS BELOW]

                                          Cumulative Total Return
               ------------------------------------------------------------------------------------------
               December 1996   December 1997   December 1998  December 1999  December 2000  December 2001
               -------------   -------------   -------------  -------------  -------------  -------------
DJT .........        $100.00         $ 55.73        $ 31.25         $ 28.13        $ 15.63        $  9.58

S&P 500 .....        $100.00         $133.36        $171.47         $207.56        $188.66        $166.24

Dow Jones
Casinos .....        $100.00         $ 90.94        $ 65.07         $100.16        $109.51        $120.68

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 22

Compensation Committee Interlocks and Insider Participation

         In general, the compensation of Executive Officers of THCR is determined by the Compensation Committee of the THCR Board of Directors, which currently consists of Messrs. Trump, Askins and Thomas. No officer or employee of THCR, other than Mr. Trump who serves on the THCR Board of Directors, participated in the deliberations of the THCR Board of Directors concerning executive compensation.

         Certain Related Party Transactions. THCR leases office space in Trump Tower located in midtown Manhattan for general, executive and administrative purposes pursuant to a lease, dated November 1, 1996, as amended (the "Trump Tower Lease"), by and between Taj Associates, as tenant, and Trump Tower Commercial LLC, as landlord which is also an affiliate of Trump ("Trump Tower Commercial"). The Trump Tower Lease was assigned to THCR Holdings on August 24, 2000. The Trump Tower Lease terminates on August 31, 2010. The annual rent, payable in equal monthly installments, during the three-year period from September 1, 2000 to August 31, 2003 is $64,644.25. The annual rent for the three-year period from September 1, 2003 to August 31, 2006 is $68,458.50. The annual rent during the three-year period from September 1, 2006 to August 31, 2010 is $72,261.75. Pursuant to the Trump Tower Lease, THCR Holdings is also obligated to pay a proportionate share of the imposed property taxes. During the fiscal year ended December 31, 2001, an aggregate amount of $67,275, including rent and property taxes, was paid to Trump Tower Commercial under the Trump Tower Lease.

         Beginning in late 1997, the Trump Atlantic City Properties began to utilize certain facilities owned by Trump to entertain high-end customers. Management believes that the ability to utilize these facilities enhances THCR's revenues. During the fiscal year ended December 31, 2001, THCR incurred approximately $0.6 million in customer costs associated with utilizing these facilities. In exchange for having Trump's personal airplane available to customers of the Trump Atlantic City Properties, THCR incurred pilot costs of approximately $0.3 million for the fiscal year ended December 31, 2001.

         Certain Related Party Transactions. On December 28, 1993, Castle Associates entered into a Services Agreement (the "Castle Services Agreement") with TCI-II, an entity wholly-owned by Trump. Pursuant to the Castle Services Agreement, TCI-II has agreed to provide Castle Associates, from time-to-time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other services (the "Castle Services") with respect to the business and operations of Castle Associates, in exchange for certain fees to be paid only in those years in which EBITDA (EBITDA represents income from operations before depreciation, amortization, refinancing costs and the non-cash write-down of CRDA investments) exceeds prescribed amounts, as discussed below.

         In consideration for the Castle Services rendered by TCI-II, Castle Associates is required to pay TCI-II an annual fee (which is identical to the fee which was payable under the previously existing management agreement) of $1.5 million for each year in which EBITDA exceeds the following amounts for the years indicated: (i) 1993 - $40.5 million; (ii) 1994 - $45.0 million; and (iii) 1995 and thereafter - $50.0 million. If EBITDA in any fiscal year does not exceed the applicable amount, no annual fee is due. In addition to the annual fee, TCI-II is entitled to receive an incentive fee equal to 10.0% of EBITDA in excess of $45.0 million for such fiscal year. Castle Associates is also be required to advance TCI-II $125,000 per month which is applied toward the annual fee, provided, however, that no advances are made during any year if and for so long as the Managing Partner (defined in the Castle Services Agreement as Trump) determines, in his good faith reasonable judgment, that Castle Associates' budget and year-to-date performance indicate that the minimum EBITDA levels (as specified above) for such year will not be met. If for any year during which annual fee advances have been made it is determined that the annual fee was not earned, TCI-II is obligated to promptly repay any amounts previously advanced. For purposes of calculating EBITDA under the Castle Services Agreement, any incentive fees paid shall not be deducted in determining net income. Pursuant to the Castle Services Agreement, Trump earned $2.258 million, $2.306 million and $2.207 million, based on Castle Associates' EBITDA for the years ended December 31, 1999, 2000 and 2001, respectively. The Castle Services Agreement expires on December 31, 2005.

         Other Relationships. The SEC requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 23

committee and (ii) a director of the registrant serves as an executive officer. Messrs. Pickus and Burke, both of whom are Executive Officers of THCR, have served on the boards of directors of other entities in which members of the THCR Board of Directors (namely, Mr. Trump) served and continue to serve as Executive Officers. Management believes that such relationships have not affected the compensation decisions made by the THCR Board of Directors in the last fiscal year.

Certain Relationships and Related Transactions

         Affiliate party transactions are governed by the provisions of the indentures governing THCR Holdings' and THCR Funding's 15-1/2% Senior Notes due 2005 (the "Senior Notes") and each of (i) Trump AC's and Trump AC Funding's,
(ii) Trump AC's and Funding II's and (iii) Trump AC's and Funding III's 11-3/4% Mortgage Notes due 2006, which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of THCR for certain affiliated transactions. Affiliated transactions with respect to Castle Associates are governed by the indentures under which Castle Associates' public bonds were issued.

         Trump and certain affiliates have engaged in certain related party transactions with respect to THCR and its subsidiaries. See "Executive Compensation; Compensation Committee Interlocks and Insider Participation."

         Indemnification Agreements. In addition to the indemnification provisions in THCR's and its subsidiaries' employment agreements with its officers, certain former and current directors of Plaza Funding have entered into separate indemnification agreements in May 1992 and June 1993 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an indemnification trust agreement in November 1992 with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would (i) not terminate, amend or modify certain agreements in a manner which may adversely affect the rights or interests of such directors unless an additional sum of $600,000 was first deposited with the Indemnification Trustee, and (ii) maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; provided, however, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in a trust fund equal to $500,000 for the benefit of such directors; provided further, that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such directors are covered by directors' and officers' insurance maintained by Plaza Associates. In June 1993, additional sum of $600,000 was deposited with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP.

     In connection with THCR's acquisition of the Taj Mahal in April 1996, Trump AC had agreed to provide to the former officers and directors of THCR Holding Corp. and THCR/LP (the "Taj Indemnified Parties"), including Messrs. Pickus and Burke, indemnification as provided in the THCR's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws until April 17, 2002. In addition, THCR had agreed, and agreed to cause THCR Holding Corp. and THCR/LP to agree, that until April 17, 2002, unless otherwise required by law, the Certificate of Incorporation and By-laws of THCR Holding Corp. and THCR/LP would not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the former directors, officers and employees of THCR Holding Corp. and THCR/LP or the ability of THCR Holding Corp. or THCR/LP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Trump AC had also agreed to purchase and maintain in effect, until April 17, 2002, directors' and officers' liability insurance policies covering the Taj Indemnified Parties on terms no less favorable than the terms of the then current insurance policies' coverage or, if such directors' and officers' liability insurance is unavailable for an amount no greater than 150.0% of the premium paid by THCR Holding Corp. (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996, to April 17, 1996, Trump AC has agreed to obtain as much insurance as can be obtained for a premium not in excess

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 24

(on an annualized basis) of such amount.

         In March 2000, the Board of Directors of THCR authorized and directed THCR to cause Taj Associates, Plaza Associates, Castle Associates and Trump Indiana to enter into indemnification agreements with each of the Directors of THCR in connection with the performance of their duties as Directors.

         Twenty-Nine Palms Band of Luiseno Mission Indians of California; Trump Guaranty and Indemnification. In November 2001, THCR Management borrowed $11.0 million from the Trust Company of the West and certain affiliates thereof (the "TCW Lenders") to enable THCR Management to fund its participation in the Tribe's construction loan of Trump 29 Casino and to pay fees and expenses related thereto. As a part of the transaction, Trump unconditionally and irrevocably guaranteed the full and punctual payment (whether as stated maturity or acceleration) of THCR Management's obligations to pay principal, accrued interest, fees and expenses under such loan agreement, including all reasonable costs of collection and enforcement thereof and interest thereon which would be owing by THCR Management (the "Trump Guaranty"). The guaranteed obligations shall be proportionally reduced from and after the date on which THCR Management has made prepayments of the borrowed sums aggregating $1.0 million or more.

         In connection with the Trump Guaranty, THCR Enterprises has agreed to indemnify and hold harmless Trump, and his successors, assigns, estate, heirs and personal representatives, against any and all losses, costs or expenses (including, without limitation, any reasonable legal, accounting and other expenses) incurred by Trump or any of his successors, assigns, estate, heirs and/or personal representatives under the provisions of the Trump Guaranty, including any payments made by Trump thereunder. The indemnity obligation of THCR Enterprises is secured by a pledge of 2,127,500 shares of Common Stock and a principal amount of $35.5 million of Senior Notes held by THCR Enterprises.

                                             Trump Hotels & Casino Resorts, Inc.
                                                2002 Annual Stockholders Meeting
                                                                   June 12, 2002
                                                                         Page 25

                  STOCKHOLDER PROPOSALS - 2003 ANNUAL MEETING

         Any proposals of Stockholders of the Company intended to be included in the Company's Proxy Statement and form of proxy relating to the Company's 2003 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company at the Company's executive office located at the Trump Taj Mahal Casino Resort, 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401 no later than March 14, 2003.

         In the event that the 2003 Annual Meeting of Stockholders is scheduled for a date which is not within thirty (30) days before or after June 12, 2003, in order to be timely, a stockholder proposal must be received by the Company's Secretary no later than the earlier of: (i) the close of business on the tenth
(10th) day following the date on which notice of the 2003 Annual Meeting is mailed or (ii) public disclosure of the scheduled date of the 2003 Annual Meeting is made.

         Any stockholder interested in making a proposal is referred to Article II, Section 11 of the Company's Amended and Restated Bylaws as well as Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

                                  OTHER MATTERS

         Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed Proxy Card to take such action as is in the best interests of the Company and the Stockholders.

                               PROXY SOLICITATION

         The entire cost of soliciting proxies from the Stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by Directors, officers or regular employees of the Company, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Company has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,500 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $7,500. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

         The Company will provide to any Stockholder of record and beneficial owners as of the Record Date, without charge, upon written request to its Secretary at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 will be furnished upon request upon the payment of specified reasonable fees limited to the Company's reasonable expenses in furnishing such exhibits.

                                            By Order of the Board of Directors,



                                            /S/ ROBERT M. PICKUS
                                            --------------------
                                            Robert M. Pickus
                                            Executive Vice President, Secretary
                                            and General Counsel

                      TRUMP HOTELS & CASINO RESORTS, INC.
                       1000 Boardwalk at Virginia Avenue
                        Atlantic City, New Jersey 08401
                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
  To Be Held at the Trump Taj Mahal Casino Resort, 1000 Boardwalk at Virginia
                    Avenue, Atlantic City, New Jersey 08401
             At 2:00 P.M., Local Time, on Wednesday, June 12, 2002

  The undersigned hereby appoints Robert M. Pickus and Francis X. McCarthy, Jr., and each of them (the "Proxies"), with full power of substitution, as proxies of the undersigned to vote all shares of stock of TRUMP HOTELS & CASINO RESORTS, INC. (the "Company"), which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof (the "Annual Meeting"), on the matters set forth on this proxy card (the "Proxy Card"), and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

  All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the election of each director-nominee listed in Proposal 1. All "ABSTAIN" votes will be counted in determining the existence of a quorum at the Annual Meeting.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS &
                             CASINO RESORTS, INC.
Receipt of the Notice of Meeting and the Proxy Statement, dated April 26, 2002, is hereby acknowledged.
  PLEASE SIGN AND DATE WHERE INDICATED ON THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY MAIL THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS
                   NECESSARY IF MAILED IN THE UNITED STATES.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH
                    DIRECTOR-NOMINEE LISTED IN PROPOSAL 1.
                    (Please complete in blue or black ink.)
PROPOSAL 1. ELECTION OF DIRECTORS.
   Nominees: Donald J. Trump, Wallace B. Askins, Don M. Thomas, Peter M. Ryan and Robert J. McGuire
[_] FOR all nominees (except as marked to the contrary below)   [_] WITHHOLDING
AUTHORITY as to all nominees
INSTRUCTION: To withhold your authority to vote for any one or more specific nominee(s), print his (their) name(s) on the line below.

Authority withheld for: _____________________________________________________
                        (Continued on the Reverse Side)

PROPOSAL 2. MISCELLANEOUS.
  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

                                             Dated: ______________ , 2002

                                             -----------------------------------
                                             Title or Authority:
                                             -----------------------------------
                                             Signature:
                                             -----------------------------------
                                             Signature, if held jointly:

                                             (Joint tenants should EACH sign.
                                             Please sign EXACTLY as your name
                                             appears on this card. When signing
                                             as attorney, executor,
                                             administrator, trustee or
                                             guardian, partner or corporate
                                             officer, please give FULL title as
                                             such.)

                                             YOUR VOTE IS IMPORTANT. PLEASE
                                             SIGN, DATE AND MAIL THIS PROXY
                                             CARD PROMPTLY USING THE ENCLOSED
                                             ENVELOPE.